Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aetna Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-155961) on Form S-3 and the registration statements (No. 333-52124, 52122, 52120, 73052, 87722, 87726, 124619, 124620, 136176, 136177, 168497 and 168498) on Form S-8 of Aetna Inc. of our reports dated February 25, 2011 with respect to the consolidated balance sheets of Aetna Inc. and subsidiaries (the “Company”) as of December 31, 2010 and 2009 and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 Annual Report on Form 10-K of Aetna Inc.

/s/ KPMG LLP

Hartford, Connecticut
February 25, 2011